Exhibit 10.1

AMENDMENT NUMBER TWO

TO THE DJ ORTHOPEDICS, INC.

2001 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN

This Amendment Number Two to the dj Orthopedics, Inc. 2001 Non-Employee Director Stock Option Plan (“Amendment Number Two”) is made this 3rd day of May 2005 (“Effective Date”), with reference to the following facts:

WHEREAS, the dj Orthopedics, Inc. 2001 Non-Employee Director Stock Option Plan was adopted and became effective on November 6, 2001 and amended by Amendment Number One thereto on May 29, 2003 (collectively, the “Plan”);

WHEREAS, the Board of Directors of dj Orthopedics, Inc. (“Board”) desires to modify certain terms of the Plan as set forth below:

NOW, THEREFORE, the Plan is hereby amended in the following respects (capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan):

1.                   Clause (ii) of Section 5(a) Automatic, Nondiscretionary Grants is amended to read in its entirety as follows:

“On the date of each annual meeting of the stockholders of the Corporation, commencing with the year 2005, each Non-Employee Director (as determined immediately after the consummation of such annual meeting) shall be automatically granted an Option pursuant to this Section 5(a) on the date of such meeting to purchase up to 15,000 shares (without making any adjustment under the Plan or otherwise for any stock split, stock dividend or similar recapitalization event occurring on or prior to the Effective Date) of Common Stock, subject to the terms and conditions set forth in the Plan; provided, however, that any such Non-Employee Director who was first elected or appointed to the Board within the 12-month period preceding such annual meeting shall be granted an Option for a number of shares of Common Stock that is derived by multiplying 15,000 times the number of calendar months between the date of such election or appointment and the date of such meeting (beginning with the first full month after such appointment and ending with the month in which the meeting occurs) and dividing the product by 12.”

2.               The first sentence of Section 7(a)(i) is amended in its entirety as follows:

“Each Option granted under Section 5(a)(i) of the Plan on or after the Effective Date of Amendment Number One shall vest and become exercisable as to all Option Shares covered thereby on the first anniversary of the date of grant of such Option, and each Option granted under Section 5(a)(ii) of the Plan on or after the Effective Date of Amendment Number Two shall vest and become exercisable immediately on the date of grant of such Option.”

3.               Clauses (ii) and (iii) of Section 7(b) Term of Option are amended to extend the post-termination exercise period as follows for Options granted after the Effective Date of Amendment Number Two:

“(ii) the third anniversary of the date on which the Optionee to whom such Option was granted ceases to be a Non-Employee Director (such event, a “Termination”), unless such Termination is a Termination for Cause (as defined in subparagraph (iv) below);

(iii) [intentionally deleted]”

dj Orthopedics, Inc.

By	/s/ Donald M. Roberts